EXHIBIT 3.1


                             CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                                CHICAGO, IL 60603


                                February 21, 2008


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York 10036


              Re: Van Kampen Unit Trusts, Taxable Income Series 126
                  -------------------------------------------------

Ladies/Gentlemen:

   We have served as counsel for Van Kampen Unit Trusts, Taxable Income Series 126 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement (the "Trust Agreement"), dated February 21, 2008, between Van Kampen Funds Inc., as depositor (the "Depositor"), Van Kampen Asset Management, as supervisor, Standard & Poor's Securities Evaluations, Inc., as evaluator, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the trust (the "Trust") of said Fund ("Units") created under said Trust Agreement.

   In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

   Based upon the foregoing, we are of the opinion that:

     1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units of the Trust have been duly authorized; and

     2. The certificates evidencing the Units of the Trust when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof and such Units, when issued and delivered in accordance with the Trust Agreement against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-146040) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                                         Respectfully submitted,


                                                          CHAPMAN AND CUTLER LLP